SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 21, 2012

ASHFORD HOSPITALITY TRUST, INC.

(Exact name of registrant as specified in its charter)

MARYLAND	001-31775	86-1062192
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100 Dallas, Texas		75254
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (972) 490-9600

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 21, 2012, Ashford Hospitality Trust, Inc. (the “Company”), Ashford Hospitality Limited Partnership, the Company’s operating partnership, and several subsidiaries of the Company entered into that certain First Amendment to Credit Agreement, dated February 21, 2012, with the lenders party thereto and KeyBank National Association, as agent, amending various terms of the Credit Agreement between these same parties dated as of September 26, 2011 (the “Credit Agreement”). The original Credit Agreement provided that the Company has the right, at any time, to request increases in the amount of the revolving commitments by not more than $45 million, provided that after giving effect to any such increases, the aggregate amount of the revolving commitments may not exceed $150 million. The amendment to the Credit Agreement increased the amount by which the Company may request increases in the amount of revolving loan commitments to $120 million, and the resulting potential aggregate loan commitments was increased to $225 million.

On the same date, we also exercised our right to increase the revolving commitment by $40 million, providing a current maximum revolving commitment of $145 million.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 28, 2012

ASHFORD HOSPITALITY TRUST, INC.

By: /s/ David A. Brooks

David A. Brooks

Chief Operating Officer and General Counsel